Exhibit 4.6
Execution Copy
SHAREHOLDERS AGREEMENT
     THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made as of August 2, 2007, by and among PROFIT STAR LIMITED, an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands (the “Company”), SEQUOIA CAPITAL CHINA II, L.P., a company duly incorporated and validly existing under the Laws of the Cayman Islands (“Sequoia Capital” or the “Investor”), ZHU Qinyi (), SONG Tao (), QU Li (), TANG Yan (), XIA Zhiyi (), JIN Zi (), QU Guoping (), WU Wenjie (), WANG Zhe (), YAN Qing (), ZENG Rui () and SHAO Wanyan (), each a citizen of the PRC (collectively the “Founders” and each, a “Founder”), XPLANE LIMITED, a company duly incorporated and validly existing under the Laws of the British Virgin Islands (the “Founders Holdco”), PUSIDA (BEIJING) TECHNOLOGIES CO., LTD. ( () ), a wholly foreign owned enterprise duly organized and validly existing under the Laws of the PRC (the “WFOE”), HANGZHOU MIJIA TECHNOLOGIES CO., LTD. (), a company organized and existing under the Laws of the PRC (“Mijia”), and HANGSHOU SKY NETWORK TECHNOLOGIES CO., LTD. (), a company organized and existing under the Laws of the PRC (“Sky”, together with Mijia, the “Domestic Companies” and each, a “Domestic Company”).
     Each of the Company, the Investor, the Founders, the Founders Holdco, the WFOE and the Domestic Companies shall be referred to individually as a “Party” and collectively as the “Parties”.
RECITALS
A.	A Series A Preferred Share and Warrant Purchase Agreement was entered into on July 16, 2007 (the “Share Purchase Agreement”) by and among the Parties.

B.	It is a condition precedent of Closing under the Share Purchase Agreement that the Parties enter into this Agreement.

C.	As of the date of this Agreement, the Founders (except Zhu) own beneficially and of record one hundred percent (100%) of the equity interest of Mijia. Mijia and Zhu own beneficially and of record one hundred percent (100%) of the equity interest of Sky. The Company owns beneficially and of record one hundred percent (100%) of the equity interest of the WFOE.

D.	The Founders collectively own beneficially and of record one hundred percent (100%) of the issued and outstanding shares of the Founders Holdco.
WITNESSETH
     NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the Parties agree as follows:
     1. Interpretation.
Shareholders Agreement

     1.1 Definitions.
     Capitalized terms used herein shall have the meanings ascribed to them in Schedule I hereunder. Capitalized terms used herein without definitions shall have the meanings set forth in the Share Purchase Agreement.
     1.2 Interpretation.
     For all purposes of this Agreement, except as otherwise expressly provided herein, (i) the terms defined in Schedule I shall have the meanings ascribed to them in Schedule I hereunder and shall include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under U.S. GAAP, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision (vi) all references in this Agreement to designated Schedules, Exhibits and Annexes are to the Schedules, Exhibits and Annexes attached to this Agreement unless explicitly stated otherwise, (vii) all references to dollars are to currency of the United States of America, (viii) the term “including” will be deemed to be followed by “, but not limited to,”; (ix) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; and (x) the term “day” means “calendar day.”
     1.3 Jurisdiction.
     The terms of this Agreement are drafted primarily in contemplation of an offering of securities in the United States of America. The parties recognize, however, the possibility that securities may be qualified or registered in a jurisdiction other than the United States of America for offering to the public or that the Company might effect an offering in the United States of America in the form of American Depositary Receipts or American Depositary Shares. Accordingly:
     (a) It is their intention that, whenever this Agreement refers to a law, form, process or institution of the United States of America but the parties wish to effectuate qualification or registration in a different jurisdiction, reference in this Agreement to the laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable laws or institutions of the jurisdiction in question; and
     (b) It is agreed that the Company will not undertake any listing of American Depositary Receipts, American Depositary Shares or any other security derivative of the Company’s Common Shares unless arrangements have been made reasonably satisfactory to a majority in interest of the Holders of then outstanding Registrable Securities to ensure that the spirit and intent of this Agreement will be realized and that the Company is committed to take such actions as are necessary such that the Holders will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the United States of America as if the Company had listed Common Shares in lieu of such derivative securities.
     2. Demand Registration.
     2.1 Registration Other Than on Form F-3 or Form S-3.
Shareholders Agreement

     Subject to the terms of this Agreement, at any time or from time to time after the earlier of (i) June 30, 2008 and (ii) the date that is one (1) year after the closing of an IPO, Holders holding fifty percent (50%) or more of the then outstanding Registrable Securities may request in writing that the Company effect a Registration for a minimum twenty percent (20%) of the shares of such Holders (or any lesser percentage if the anticipated gross proceeds to the Company from the Registration shall exceed $5,000,000) in any jurisdiction in which the Company has had a registered underwritten public offering (or, if the Company has not yet had a registered underwritten public offering, then such request may be to effect such Registration on the New York Stock Exchange, the NASDAQ National Market, the Hong Kong Stock Exchange Main Board, the Hong Kong Stock Exchange GEM, or any other internationally recognized exchange that is approved by Company) of all or part of the Registrable Securities, including without limitation any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or delayed basis by the Holders of, all of the Registrable Securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission on Form F -1 or Form S-1 (or any comparable form for Registration in a jurisdiction other than the United States, if applicable). Upon receipt of such a request, the Company shall (a) promptly give written notice of the proposed Registration to all other Holders and (b) as soon as practicable, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and/or qualified for sale and distribution in such jurisdiction. The Company shall be obligated to effect no more than two (2) Registrations pursuant to this Section 2.1 that have been declared and ordered effective.
     2.2 Registration on Form F-3 or Form S-3.
     Subject to the terms of this Agreement, at any time after a Qualified IPO, if the Company qualifies for registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), Holders may request the Company to file, in any jurisdiction in which the Company has had a registered underwritten public offering, a Registration Statement on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), including without limitation any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or delayed basis by the Holders of, all of the Registrable Securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission, for a public offering of Registrable Securities for which the reasonably anticipated aggregate price to the public, net of Selling Expenses, would exceed US$500,000. Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdiction. The Holders may at any time, and from time to time, require the Company to effect the Registration of Registrable Securities under this Section 2.2, provided, however, that the Company shall be obligated to effect no more than two (2) Registrations in every twelve (12) month period pursuant to this Section 2.2 that have been declared and ordered effective.
     2.3 Right of Deferral.
     (a) The Company shall not be obligated to Register or qualify Registrable
Shareholders Agreement

Securities pursuant to this Section 2:
          (i) if, within ten (10) days of the receipt of any request of the Holders to Register any Registrable Securities under Section 2.1 or Section 2.2, the Company gives notice to the Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement of Common Shares within sixty (60) days of receipt of that request; provided that the Company is actively employing in good faith its reasonable best efforts to cause that Registration Statement to become effective within sixty (60) days of the initial filing; provided further that the Holders are entitled to join such Registration subject to Section 3;
          (ii) during the period starting with the date of filing by the Company of, and ending six (6) months following the effective date of any Registration Statement pertaining to Common Shares of the Company; provided that the Holders are entitled to join such Registration subject to Section 3; or
          (iii) in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration or qualification, unless the Company is already subject to service of process in such jurisdiction;
     (b) If, after receiving a request from Holders pursuant to Section 2.1 or Section 2.2 hereof, the Company furnishes to the Holders a certificate signed by the chief executive officer of the Company stating that, in the good faith judgment of the Board, there is a reasonable likelihood that it would be materially detrimental to the Company or its members for a Registration Statement to be filed in the near future, then the Company shall have the right to defer such filing for a period during which such filing would be materially detrimental, provided that such deferral by the Company shall not exceed ninety (90) days from the receipt of any request duly submitted by Holders under Section 2.1 or sixty (60) days from the receipt of any request duly submitted by Holders under Section 2.2 to Register Registrable Securities; provided further, that the Company may not Register any other of its Securities during such sixty (60) or ninety (90) day period (except for Registrations contemplated by Section 3.4); as the case may be, and provided that the Company shall not utilize this right more than once in any twelve (12) month period.
     2.4 Underwritten Offerings.
     If, in connection with a request to Register Registrable Securities under Section 2.1 or Section 2.2, the Initiating Holders seek to distribute such Registrable Securities in an underwriting, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Sections 2.1 and 2.2. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including without limitation the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten in
Shareholders Agreement

a Registration pursuant to Section 2.1 or 2.2, the underwriters may (i) in the event the offering is the Company’s IPO, exclude from the underwriting all of the Registrable Securities (so long as the only securities included in such offering are those of the Company), or (ii) otherwise exclude up to twenty percent (20%) of the Registrable Securities requested to be Registered but only after first excluding all other Equity Securities from the Registration and underwriting and so long as the number of shares to be included in the Registration on behalf of Holders is allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included, provided that if, as a result of such underwriter cutback, the Holders cannot include in the initial public offering all of the Registrable Securities that they have requested to be included therein, then such Registration shall not be deemed to constitute one (1) of the two (2) demand Registrations to which the Holders are entitled pursuant to Section 2.1. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the Registration.
     3. Piggyback Registrations.
     3.1 Registration of the Company’s Securities.
     Subject to the terms of this Agreement, if the Company proposes to Register for its own account any of its Equity Securities, or for the account of any holder (other than a Holder) of Equity Securities any of such holder’s Equity Securities, in connection with the public offering of such securities solely for cash (except as set forth in Section 3.4), the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within fifteen (15) days after delivery of such notice, the Company shall use its reasonable best efforts to include in such Registration any Registrable Securities thereby requested to be Registered by such Holder. If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company, all upon the terms and conditions set forth herein. No shareholder (other than the Holder) of the Company shall be granted piggyback registration rights superior to those of the Holder without the consent of the holders of at least 50% of then-outstanding Series A Preferred Shares (or Common Shares issued upon conversion of the Series A Preferred Shares or Warrant Shares or a combination of such Common Shares, Series A Preferred Shares and Warrant Shares).
     3.2 Right to Terminate Registration.
     The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 4.3.
     3.3 Underwriting Requirements.
     (a) In connection with any offering involving an underwriting of the Company’s Equity Securities solely for cash, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 3 unless such Holder’s Registrable Securities are included in the underwriting and such Holder enters into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected by the Company and setting forth such terms for the underwriting as have been agreed upon between the Company and the underwriters. In the event the underwriters advise Holders
Shareholders Agreement

seeking Registration of Registrable Securities pursuant to this Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may (i) in the event the offering is the Company’s IPO, exclude all of the Registrable Securities (so long as the only securities included in such offering are those of the Company and no securities of other selling shareholders are included), or (ii) otherwise exclude up to twenty percent (20%) of the Registrable Securities requested to be Registered but only after first excluding all other Equity Securities (except for securities to be offered by the Company) from the Registration and underwriting and so long as the Registrable Securities to be included in such Registration on behalf of Holders are allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included.
     (b) If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwriting shall be withdrawn from the Registration.
     3.4 Exempt Transactions.
     The Company shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company share plan, or (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the laws of another jurisdiction, as applicable).
     4. Procedures.
     4.1 Registration Procedures and Obligations.
     Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as reasonably possible:
     (a) Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its reasonable best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding a majority of the Registrable Securities Registered thereunder, keep the Registration Statement effective for up to one hundred and eighty (180) days or, if earlier, until the distribution thereunder has been completed; provided, however, that such one hundred and eighty (180) day period shall be extended for a period of time equal to the period any Holder refrains from selling any Registrable Securities included in such Registration at the written request of the underwriter(s) for such Registration.
     (b) Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Law with respect to the disposition of all securities covered by the Registration Statement;
     (c) Furnish to the Holders the number of copies of a prospectus, including a
Shareholders Agreement

preliminary prospectus, required by Applicable Securities law, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
     (d) Use its reasonable best efforts to Register and qualify the securities covered by the Registration Statement under the securities laws of any jurisdiction, as reasonably requested by the Holders, provided that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions;
     (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter(s) of the offering. Each shareholder participating in the underwriting shall also enter into and perform its obligations under such an agreement;
     (f) Notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Law of (i) the issuance of any stop order by the commission, or (ii) the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
     (g) Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration;
     (h) Furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the closing date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; (ii) (A) a comfort letter dated the signing date of the underwriting agreement; and (B) a bring down comfort letter dated the closing of the sale, each from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and
     (i) Take all reasonable action necessary to list the Registrable Securities on the primary exchange on which the Company’s securities are then traded or in connection with a Qualified IPO, the primary exchange on which the Company’s securities will be traded.
     4.2 Information from Holder.
     It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.
     4.3 Expenses of Registration.
Shareholders Agreement

     All expenses, other than the Selling Expenses (which shall be borne by the Holders requesting Registration on a pro rata basis in proportion to their respective numbers of Registrable Securities sold in such Registration), incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursement of one counsel for all selling Holders, shall be borne by the Company. The Company shall not be required to pay for any expenses in excess of $25,000 for any special audit required in connection with a demand registration (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby Registered in the withdrawn Registration).
     4.4 Delay of Registration.
     No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any Registration as the result of any controversy that may arise with respect to the interpretation or implementation of Sections 2, 3, 4, 5 or 6 of this Agreement.
     5. Indemnification.
     5.1 Company Indemnity.
     (a) To the maximum extent permitted by law, the Company will indemnify and hold harmless each Holder, such Holder’s officers, directors, shareholders, legal counsel and accountants, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), (ii) the omission or alleged omission to state in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.
     (b) The indemnity agreement contained in this Section 5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises solely out of or is solely based upon a Violation that occurs in reliance upon and in conformity with written information furnished for use in connection with such Registration by any such Holder, underwriter or controlling person.
Shareholders Agreement

     5.2 Holder Indemnity.
     (a) To the maximum extent permitted by law, each selling Holder will indemnify and hold harmless the Company, its directors, officers, legal counsel and accountants, any underwriter, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder for use in connection with such Registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 5.2, for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action. No Holder’s liability under this Section 5.2 shall exceed the net proceeds (less underwriting discounts and selling commissions) received by such Holder from the offering of securities made in connection with that Registration; provided, however, such limitation shall not apply in the case of willful fraud by such Holder.
     (b) The indemnity contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed).
     5.3 Notice of Indemnification Claim.
     Promptly after receipt by an indemnified Party under Section 5.1 or Section 5.2 of notice of the commencement of any action (including any governmental action), such indemnified Party will, if a claim in respect thereof is to be made against any indemnifying party under Section 5.1 or Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. An indemnified Party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified Party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified Party and any other Party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified Party under this Section 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified Party otherwise than under this Section 5.
     5.4 Contribution.
     If any indemnification provided for in Section 5.1 or Section 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified Party with respect to any loss,
Shareholders Agreement

liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified Party hereunder, shall contribute to the amount paid or payable by such indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified Party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
     5.5 Underwriting Agreement.
     To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
     5.6 Survival.
     The obligations of the Company and Holders under this Section 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement.
     6. Additional Undertakings.
     6.1 Reports under the Exchange Act.
     With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Law that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:
     (a) make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision, if any, under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public;
     (b) file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and
     (c) at any time following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public by the Company, promptly furnish to any Holder holding Registrable Securities, upon request (i) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a
Shareholders Agreement

registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as may be filed by the Company with the Commission, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s Securities are listed).
     6.2 Limitations on Subsequent Registration Rights.
     From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any Equity Securities of the Company that would allow such holder or prospective holder (i) to include such Equity Securities in any Registration filed under Section 2 or 3, unless under the terms of such agreement such holder or prospective holder may include such Equity Securities in any such Registration only to the extent that the inclusion of such Equity Securities will not reduce the amount of the Registrable Securities of the Holders that are included, (ii) to demand Registration of their securities, or (iii) cause the Company to include such Equity Securities in any Registration filed under Section 2.2 or Section 3 hereof on a basis more favorable to such holder or prospective holder than is provided to the Holders thereunder.
     6.3 “Market Stand-Off” Agreement.
     Each Holder agrees, if so required by the managing underwriter(s), that it will not during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days from the date of such final prospectus, or such other period, not to exceed twenty (20) additional days, as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities (other than those included in such offering) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Securities or such other securities, in cash or otherwise; provided, that (x) all directors, officers and all other holders of share capital of the Company must be bound by restrictions substantially identical to those applicable to any Holder pursuant to this Section 6.3, (y) all Holders will be released from any restrictions set forth in this Section 6.3 to the extent that any other members subject to substantially similar restrictions are released, and (z) the lockup agreements shall permit Holders to transfer their Registrable Securities to their respective Affiliates so long as the transferees enters into the same lockup agreement. The underwriters in connection with the Company’s IPO are intended third party beneficiaries of this Section 6.3 and shall have the right, power and authority to enforce the provisions hereof as though they were a Party hereto. In order to enforce the foregoing covenant, the Company may place restrictive legends on the certificates and impose stop-transfer instructions with respect to
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the Registrable Securities of each shareholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.
     6.4 Directed Shares.
     The Company agrees that, in the event of a filing for an IPO, the Company shall require that the managing underwriter or underwriters of such IPO offer to the Investor the right to purchase or to direct to the investors affiliated with the Investor, up to two percent (2%) of the total number Common Shares to be sold by the Company in the IPO (the “Directed Shares”). The Directed Shares shall be offered pursuant to the immediately preceding sentence, to the fullest extent practicable, on the same terms and at the same price at which they are being offered to the public, pursuant to the Company’s IPO registration statement, subject (i) to the other provisions of this Agreement and (ii) in all cases to the requirements of applicable federal, state or other securities laws (including but not limited to the Securities Act or the rules and regulations of any securities exchange (including but not limited to the New York Stock Exchange, the NASDAQ National Market, the Hong Kong Stock Exchange Main Board, the Hong Kong Stock Exchange GEM, or any other internationally recognized exchange that is approved by Company) on which the Company has listed or desires to list shares of Common Stock in connection with the IPO.
     6.5 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to Section 2 and Section may be assigned (but only with all related obligations) by a Holder to (i) a transferee or assignee of at least 100,000 Registrable Securities, or (ii) an Affiliate or partner of the Holder or shareholders who agree to act through a single representative; provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action hereunder.
     6.6 Exercise of Series A Preferred Shares.
     Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to register Registrable Securities which, if constituting Common Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Common Shares.
     7. Preemptive Right
     7.1 General.
     The Company hereby grants to the holders of then-outstanding Series A Preferred Shares (each, a “Series A Holder”) a right to purchase up to its pro rata shares of any New
Shareholders Agreement

Securities that the Company may, from time to time, propose to sell or issue to any person or entity other than the holders of Common Shares. A Series A Holder’s “pro rata share” for purposes of this purchase right shall be determined according to the number of Common Shares owned by such Series A Holder immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Common Share Equivalents) in relation to the total number of Common Shares of the Company outstanding immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Common Share Equivalents).
     7.2 Issuance Notice.
     In the event the Company proposes to undertake an issuance of New Securities, it shall give each Series A Holder written notice (an “Issuance Notice”) of such intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. The Series A Holder shall have fifteen (15) days after the receipt of such notice to agree to purchase such New Securities (as determined in Section 7.1 above) for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. Failure by a Series A Holder to give notice within such ten-day period shall be deemed to constitute a decision by such Series A Holder not to exercise its purchase rights with respect to such issuance of New Securities.
     7.3 Over Allotment.
     If any Series A Holder fails to exercise its right to purchase its full pro rata share of any New Securities (each, a “Non-Exercising Holder”), the Company shall, within five (5) days after the expiration of the fifteen (15) day period described in Section 7.2 above, deliver written notice specifying the aggregate number of unpurchased New Securities that were eligible for purchase by all Non -Exercising Holders (the “Remaining Securities”) to each Series A Holder that exercised its right to purchase its full pro rata share of the New Securities (each, an “Exercising Holder”). Each Exercising Holder shall have a right of overallotment, and may exercise an additional right to purchase the Remaining Securities by notifying the Company in writing within fifteen (15) days after receipt of the notice by the Company pursuant to the prior sentence of this Section 7.3; provided, however, that if the Exercising Holders desire to purchase in aggregate more than the number of Remaining Securities, then the Remaining Securities will be allocated to the extent necessary among the Exercising Holders in accordance with their relative pro rata shares.
     7.4 Sales by the Company.
     For a period of one hundred twenty (120) days following the expiration of the fifteen (15) day period as described in Section 7.2 above, the Company may sell any New Securities with respect to which a Series A Holder’s preemptive rights under this Section 7 were not exercised, at a price and upon terms not more favorable to the purchasers thereof than specified in the Issuance Notice. In the event the Company has not sold such New Securities within such one hundred twenty (120) day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Series A Holders in the manner provided in Section 7.1 above.
     7.5 Termination of Preemptive Rights.
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     The preemptive rights in this Section 7 shall terminate on the earlier of (i) the closing of the Qualified IPO, or (ii) a Liquidation Event.
     8. Information and Inspection Rights.
     8.1 Delivery of Financial Statements.
     For so long as an Investor continues to hold any Series A Preferred Shares (or Common Shares issued upon conversion of the Series A Preferred Shares), the Company shall deliver to such Investor the following documents or reports:
     (a) within ninety (90) days after the end of each fiscal year of the Company Group beginning in 2007, consolidated, audited annual financial statements for the Company for such fiscal year and a consolidated balance sheet for the Company Group as of the end of the fiscal year, audited and certified by a well-known independent certified public accountants selected by the Company and approved by the Investor, a copy of the Company Group’s annual operating plan and budget, and a management report including a comparison of the financial results of such fiscal year with the corresponding business plan, all prepared in accordance with US or RFRS GAAP;
     (b) within twenty-one (21) days of the end of each month, a consolidated unaudited income statement and statement of cash flows for such month and a consolidated balance sheet for the Company Group as of the end of such month, a copy of the annual operating plan and budget, and a management report which will disclose all material activities (financial or otherwise) of the Company including a comparison of the financial results against the Company’s business plan, all prepared in accordance with PRC. GAAP (except for year-end adjustments and except for the absence of notes);
     (c) no later than thirty (30) days prior to the beginning of each fiscal year, an annual budget and operating plan for the succeeding fiscal year; and
     (d) no later than ten (10) days after the Company’s monthly, quarterly and annual operation analysis meetings, notes from the Company’s monthly, quarterly and annual operation analysis meetings and a written update on monthly operations and material events; and
     (e) copies of all documents or other information sent to any shareholder and any reports publicly filed by the Company Group with any relevant securities exchange, regulatory authority or governmental agency.
     8.2 Inspection.
     Each member of the Company Group shall permit the Investor, at its own expense, to visit and inspect, during normal business hours following reasonable notice by the Investor to such member of the Company Group and only in a manner so as not to interfere with the normal business operations of the Company Group, any of the properties of the Company Group, and examine the books of account and records of the Company Group, and discuss the affairs, finances and accounts of the Company Group with the directors, officers, management employees, accountants, legal counsel and investment bankers of such companies, all at such reasonable times as may be requested in writing by the Investor; provided, that the Investor agrees to keep confidential any information so obtained; provided, further, that the Investor
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may be excluded from access to any material, records or other information if the Company Group is restricted from making such disclosure pursuant to a bona fide agreement with a third party or if such disclosure will jeopardize the attorney-client privilege.
     8.3 Termination of Information and Inspection Rights.
     The rights and covenants set forth in Sections 8.1 and 8.2 shall terminate and be of no further force or effect upon the earlier occurrence of (i) the closing of a Qualified IPO, (ii) the date that the Company becomes subject to the reporting requirements of Section 13 and Section 15 of the Securities Act of 1934, as amended; or (iii) a Liquidation Event.
     8.4 Governmental/Securities Filings.
     For three (3) years after the time when the Company becomes subject to the filing requirements of the Exchange Act or any other organized securities exchange, the Company shall deliver to the Investor copies of, or provide a link on its public website to, any quarterly, annual, extraordinary, or other reports publicly filed by the Company with the Commission or any other relevant securities exchange, regulatory authority or government agency, and any annual reports and other materials to the members.
     8.5 United States Tax Matters.
     (a) The Company shall determine annually, within forty-five (45) days from the end of each taxable year, with respect to such taxable year (i) whether the Company is “controlled foreign corporation” (“CFC”) as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”) or a passive foreign investment company (“PFIC”) as described in Section 1297 of the Code (including whether any exception to PFIC status may apply) or is or may be classified as a partnership or branch for U.S. federal income tax purposes, and (ii) to provide such information reasonably available to the company as any U.S. Investor may request to permit such U.S. Investor to elect to treat the Company and/or any such entity (including a Subsidiary of the Company) as a “qualified electing fund” (within the meaning of Section 1295 of the U.S. Internal Revenue Code of 1986, as amended) (a “QEF Election”) for U.S. federal income tax purposes. The Company shall also obtain and provide reasonably promptly upon request any and all other information deemed necessary by the U.S. Investor to comply with the provisions of this Section 8.5(a).
     (b) If a determination is made by the Company that the Company is a PFIC for a particular taxable year, then for such year and for each year thereafter, the Company shall also provide each known U.S. Investor within 60 days from the end of such year with a completed “PFIC Annual Information Statement,” in form and substance as attached in Exhibit A, as required by Treasury Regulation Section 1.1295-1(g) and any other information required by a U.S. Investor to comply with any reporting or other requirements in connection with the QEF Election.
     (c) The Company will comply and will cause its Subsidiaries to comply with all record-keeping, reporting, and other requests necessary for the Company and its Subsidiaries to allow any U.S. Investor to comply with any applicable U.S. federal income tax law. The Company will also provide any known U.S. Investor with any information reasonably requested to allow such investor to comply with any applicable U.S. federal income tax law.
     (d) The Company shall, if requested by a U.S. Investor, cooperate in determining
Shareholders Agreement

whether it would be desirable, reasonable and appropriate for the Company and/or any Subsidiary to elect to be classified as a partnership or branch for U.S. federal income tax purposes and, if so, to take all reasonable steps to cause any such elections to be made.
     (e) For purposes of this Section 8.5: (i) “U.S. Investor” means (A) any Investor that is a United States person and (B) any Investor that is an entity treated as a foreign partnership for U.S. federal income tax purposes, one or more of the owners of which are, or controlled by, United States persons; and (ii) “United States person” means any person described in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.
     9. Election of Directors; Board Observer
     9.1 Board of Directors.
     (a) Number of Directors. The Company shall have a Board consisting of Four (4) directors, of which (i) one (1) Director shall be appointed by Sequoia Capital (the “Series A Director”), and (ii) and three (3) Director shall be appointed by the Founders Holdco (the “Management Director”).
     (b) Designation and Election of the Series A Director. At each election of the directors of the Board, each holder of Series A Preferred Shares and each holder of Common Shares shall vote at any meeting of members, such number of Series A Preferred Shares (on an as-converted basis) and Common Shares as may be necessary, or in lieu of any such meeting, shall give such holder’s written consent, as the case may be, with respect to such number of Series A Preferred Shares (on an as-converted basis) and Common Shares (i) as may be necessary to elect as the Series A Director one (1) individual designated by Sequoia Capital and (ii) against any other Series A Director nominee not so designated by Sequoia Capital. The Series A Director shall initially be Mr. Zhou Kui.
     (c) Designation and Election of the Management Directors. At each election of the directors of the Board, each holder of Series A Preferred Shares and each holder of Common Shares shall vote at any meeting of members, such number of Series A Preferred Shares (on an as-converted basis) and Common Shares as may be necessary, or in lieu of any such meeting, shall give such holder’s written consent, as the case may be, with respect to such number of Series A Preferred Shares (on an as-converted basis) and Common Shares (i) as may be necessary to elect as the Management Directors three (3) individuals designated by the Founders Holdco, and (ii) against any other Management Director nominee not so designated. The Management Director shall initially be Song Tao, Ou Li and Tang Yan.
     9.2 Compensation Committee.
     The Board shall establish a Compensation Committee of the Board of Directors (the “Compensation Committee”), which shall be a sub-committee of the Board, in order to implement salary and equity guidelines for the Company, as well as to approve compensation packages, severance agreements, and employment agreements for all Senior Managers. For so long as the Investor holds any Series A Preferred Shares, it shall have the right to appoint at least one (1) member of the Compensation Committee, who shall has veto right on all decisions to be made by such Compensation Committee. The Compensation Committee shall initially consist of Song Tao, Ou Li, Tan Yan and Zhou Kui.
     9.3 Board Observer.
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     For so long as the Investor holds any Series A Preferred Shares, Sequoia Capital shall have the right, from time to time, at its own expense, and at any time, to designate one individual that is an employee or officer of the Investor (the “Observer”) to attend all meetings of the Board and all committees thereof (whether in person, by telephone or other) in a non-voting observer capacity. Notwithstanding the foregoing, the Observer may be excluded from any meeting or denied any materials if in the good faith judgment of the Board such exclusion or denial is appropriate to preserve confidential information of the Company, or as a result of a conflict of interest, or if the Series A Director refuse himself from a vote or a meeting. The Company shall provide to the Observer, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials provided to such members.
     9.4 Alternate.
     Subject to applicable law, each of the Series A Director and the Management Directors, in the case of his or her absence, shall be entitled to appoint an alternate to serve at any Board meeting, and such alternate shall be permitted to attend all Board meetings and vote on behalf of the director for whom she or he is serving as an alternative.
     9.5 Meetings and Expenses.
     The Board shall meet in person or by teleconference no less than one time per month. The Company shall reimburse all reasonable, documented expenses of all the Directors related to all Board activities, other than the Board Observer designated by the Investor pursuant to Section 9.3 herein, including but not limited to attending the Board meetings.
     9.6 Assignment.
     Regardless of anything else contained herein, the rights of the Investor under this Section 9 are non-transferable and non-assignable (including without limitation by operation of law).
     9.7 Amendment.
     So long as an Investor hold any Series A Preferred Shares, no rights of such Investor under this Section 9 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) without the written consent of the holder(s) of at least seventy-five percent (75%) of the Series A Preferred Shares.
     9.8 Directors’ Insurance and Indemnification.
     After the Company’s IPO, the Company shall provide customary insurance coverage for members of its Board of Directors to the extent available on commercially reasonable terms. The Memorandum and Articles of the Company shall at all times provide that the Company shall indemnify the members of the Company’s Board of Directors to the maximum extent permitted by the law of the jurisdiction in which the Company is organized.
     9.9 Board Meetings.
     The Company shall use its reasonable best efforts to hold no less than one (1) Board meeting during each quarter. A quorum for a Board meeting shall consist of three (3) directors, including the Series A Director; provided, however, if such quorum cannot be obtained per two
Shareholders Agreement

(2) consecutive meetings of directors due to the failure of the Series A Director to attend such meetings of directors after the notice of the meeting has been sent by the Company in accordance with the Memorandum and Articles, then the attendance of any three (3) directors at the next duly called meeting of directors shall constitute a quorum.
     In the case of an equality of votes in a Board meeting, no director shall have a second or casting vote and the second Board meeting shall be convened within thirty (30) days in which the unresolved matter shall be put to the vote again. In case that the matter cannot be resolved in the second Board meeting, such matter shall be put to the vote in the general meeting of the shareholders of the Company in accordance with this Agreement and Memorandum and Articles.
     9.10 Shareholders’ Meeting and Board Meeting of the WFOE and Domestic Companies
     The Founders and the Domestic Companies agree that the shareholders’ meetings of each of the Domestic Companies (including any Subsidiary thereof to be established from time to time) shall be convened and conducted, and any shareholders’ resolution shall only be adopted, in accordance with the express instruction of the holder(s) of at least 50.1% of the outstanding Series A Preferred Shares. The Company, the WFOE, the Domestic Companies and each Founder agree that, unless otherwise approved in advance by the Board of the Company, (1) a meeting of the board of directors of each of the WFOE, the Domestic Companies and any Subsidiary shall only be convened at the time when the meeting of the Board of the Company is convened; (2) no resolution of the board of directors (or the executive director, as the case may be) of each of the WFOE, the Domestic Companies and any Subsidiary shall be passed unless approved in advance by the Board of the Company; (3) any appointment, removal and replacement of the directors of each of the WFOE, the Domestic Companies and any Subsidiary shall be approved in advance by the Board of the Company, provided that the approval of the Board of the Company shall include the approval of the Series A Director.
     10 Additional Agreement; Covenants
     10.1 Employee Stock Option Plan and Restricted Stock; Employees.
     (a) the Compensation Committee of the Company shall adopt an employee stock option plan for the issuances of up to 100,000 Common Shares to the selected Senior Managers or other employees of the Company approved by the Investor (the “ESOP”), provided, however, that the terms of the ESOP shall be approved by the Compensation Committee the Board and shall be approved by the Investor. Option shall be granted at a minimum exercise price per share of no less than the purchase price for the Series A Preferred Shares or otherwise agreed by the Board of the Company, including the vote of the Series A Director.
     (b) Unless otherwise approved by the Board, including the approval of the Series A Director, all Common Shares or options or other securities granted under the ESOP shall be subject to vesting as shall be determined from time to time by the Compensation Committee.
     (c) Notwithstanding this Section 10.1(a), (b) or any other provision to the contrary in this Agreement, the Parties hereto agree that, if during one year period from July 1, 2007 to June 30, 2008 (“First Year Period”), any Common Shares (or any options or warrants thereto) (“ESOP Issuance Common Shares”) are issued from the pool of the ESOP, 25% of such
Shareholders Agreement

ESOP Issuance Common Shares shall be first repurchased by the Company and such number of Series A Preferred Shares as equivalent to 25% of the ESOP Issuance Common Shares (“ESOP Issuance Series A Preferred Shares”) shall be issued to the Investor. The Parties further agree that (i) if the Triggering Event occurs for the First Year Period, all the ESOP Issuance Series A Preferred Shares issued to the Investor in accordance with this Section 10.1(a), (b)shall be repurchased by the Company and such number of Common Shares equivalent to the ESOP Issuance Series A Preferred Shares shall be added back into the pool of the ESOP; (ii) if the Triggering Event fails to occur for the First Year Period, the Investor shall continue to be entitled to the ESOP Issuance Series A Preferred Shares. If there is no ESOP Issuance Common Shares issued during the First Year Period, and if the Triggering Event fails to occur for the First Year Period, then 25% of any ESOP Issuance Common Shares issued after the First Year Period shall be first repurchased by the Company and such number of ESOP Issuance Series A Preferred Shares as equivalent to 25% of such ESOP Issuance Common Shares shall be issued to the Investor. All the cash cost and expenses incurred in connection with the exercise of ESOP and the issuance/repurchase of Series A Preferred Shares or Common Shares in accordance with this Section 10.1(a), (b) shall be borne by the Company.
     (d) Upon (i) a merger, acquisition or change of Control of the Company or (ii) the involuntary termination of the employment of a shareholder, with or without cause but except termination for gross negligence, all of such option holder’s unvested options shall vest in full and such option holder shall have the right to vest such option without restrictions. All option holders shall have the right to exercise this option without restrictions upon consummation of a Qualified IPO.
     (e) Unless otherwise approved by the Board, including the Series A Director, all employees shall be employed by the Company on an “at will” basis, subject to compliance with applicable Law.
     10.2 Qualified IPO.
     Subject to applicable laws, the Company and each of the Founders shall use commercially reasonable best efforts to effectuate the closing of a Qualified IPO prior to the fifth (5th) anniversary of the date of this Agreement. In the event of the closing of a Qualified IPO, each of the Company and the Founders agree to use commercially reasonable best efforts, subject to applicable laws, to minimize restrictions on the transfer of any Series A Preferred Shares held by the Investor (or Common Shares that have been converted from such Series A Preferred Shares).
     10.3 Use of Proceeds.
     The Company shall use the proceeds that it receives pursuant to the Share Purchase Agreement for the business expansion, capital expenditures and general working capital in the principal business of the Company Group. Such proceeds may not be used for repaying any shareholders’ loan, purchasing shares of other listed companies or corporate bonds or any other negotiable securities.
     10.4 Approval of Business Plan.
     The Company, the Founders and the Investor shall use their reasonable best efforts to cause each quarterly or annual budget, business plan or operating plan (including any capital expenditure budget, operating budget and financing plan) to be approved before the beginning
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of each quarter or year, as the case may be.
     10.5 Related-Party Transactions.
     Until the closing of the Qualified IPO, except for the transactions contemplated under this Agreement and the Transaction Documents, all related party transactions between any of the Company, the members of the Company Group, the Founders, the Founders Holdco, the Senior Managers, and directors of the Company Group, “related party” (as referred to in IFRS) of any of such Persons and the Founders, shall be negotiated and entered into on an arms-length basis and shall be subject to the approval of the Board. In addition, any related party transactions concerning consideration in excess of US$5,000 shall be subject to the approval of the Board, including the approval of the Series A Director.
     10.6 Option to Purchase the Domestic Companies.
     The Company and the Founders Holdco shall use commercially reasonable best efforts to ensure the execution of, and effectuation of the terms of, an agreement between the Company (or the WFOE) and the Domestic Companies under which the Company (or the WFOE) shall have the right to purchase one hundred percent (100%) of the equity interest of the Domestic Companies, respectively, and any of its Affiliates within ten (10) years after the Closing under the Share Purchase Agreement for a total consideration equals to the lowest price that is in compliance with applicable PRC laws, which sum shall be returned to the Company (or the WFOE) by the beneficial owners of the company(ies) purchased.
     10.7 Restriction on Indirect Transfer.
     Unless with the prior written approval of the Board, which shall include the approval of the Series A Director, none of the Founders shall, directly or indirectly, (i) transfer, sell, pledge, mortgage, encumber or otherwise dispose of any of his or her shares in the Founders Holdco or equity interest in any Domestic Company, or (ii) pass any resolutions approving the issuance of any additional shares, equity interest, registered capital, options, warrants or other equity securities of Founders Holdco or any Domestic Company. Each of the Founders HoldCo and the Domestic Companies hereby agrees that it will not effect any transfer in violation of this Section 10.7 nor will it treat any alleged transferee as the holder of such shares or equity interest. Each of the Founders Holdco and the Domestic Companies shall not, and each of the Founders shall cause the Founders Holdco and the Domestic Companies not to, issue to any person any new shares or equity securities or any options or warrants for, or any other securities exchangeable for or convertible into, such shares or equity securities of the Founders Holdco or any Domestic Company, unless with the prior written approval of the Board, which shall include the approval of the Series A Director.
     10.8 Non-Competition by the Founders
     The Founders undertake to the Company and the Investor that commencing from the date of this Agreement for the later of a period of twelve (12) months after he ceases to be (x) employed by the Company Group or (y) a shareholder in the Company Group, he will not, without the prior written consent of the Board (including the consent of the Series A Director), either on his own account or through any of his Affiliates, or in conjunction with or on behalf of any other person: (i) invest or be engaged or interested directly or indirectly in any other corporate or entity which carries out any business that is in direct competition with the principal business of the Company Group, or otherwise carry out any such business; (ii) act as
Shareholders Agreement

the shareholder, director, employee, partner, agent or representative of any entity described in subsection (i) above; (iii) solicit or entice away or attempt to solicit or entice away from any member of the Company Group, any person, firm, company or organization who is a customer, client, representative, agent or correspondent of such member of the Company Group or in the habit of dealing with such member of the Company Group.
     10.9 Assignments and Transfers; No Third Party Beneficiaries.
     Except as otherwise provided herein, this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of any Holder hereunder are assignable in connection with the transfer (subject to applicable securities and other laws) of Equity Securities held by such Holder; provided, however, that (1) the transferor shall, prior to the effectiveness of such transfer, furnish to the Company written notice of the name and address of such transferee and the Equity Securities that are being assigned to such transferee, (2) the transferor shall cause such transferee to, concurrently with the effectiveness of such transfer, become a party to this Agreement as a Holder and be subject to all applicable restrictions set forth in this Agreement. Subject to Section 6.6, this Agreement and the rights and obligations of any Party hereunder shall not otherwise be assigned without the mutual written consent of the other parties.
     10.10 Protective Provision
     For so long as any of the Series A Preferred Shares remains outstanding, in addition to any requirements set forth in the Memorandum and Articles or by the laws of the Cayman Islands, the Company, the WFOE and each Domestic Company shall not, and the Company and the Founders shall cause any Subsidiary not to (by way of shareholders resolutions, board resolutions or other means), take any of the following actions without the prior approval of the holder(s) of at least 50.1% of the outstanding Series A Preferred Shares (AND for the purpose of this Section 10.10, where any of the following acts requires the special approval of the shareholders of the Company in accordance with the statue of the Cayman Islands and such approval has not been obtained, the holder of a majority of the Series A Preferred Shares shall have the voting rights equal to all shareholders who voted in favour of the resolution plus one) (for the purpose of this Section, the term Company below shall also include the members of the Company Group):
     (a) alter or change the rights, preferences or privileges of the Series A Preferred Shares;
     (b) authorize or issue any equity security senior to or on a parity with the Series A Preferred Shares as to dividend rights or redemption rights or liquidation preferences;
     (c) any new issuance of any Equity Securities of the Company, excluding (a) any issuance of Common Shares upon conversion of the Series A Preferred Shares, and (b) the issuance of Common Shares (or options or warrants therefore) under employee equity incentive plans approved by the Board;
     (d) any amendment to, or waive of any provision of, the Memorandum and Articles, the articles of association, or other corporate documents;
     (e) increase or decrease the authorized number of Common Shares or Series A
Shareholders Agreement

Preferred Shares;
     (f) the redemption or repurchase of any shares of Common Shares;
     (g) any merger, consolidation, or other corporate reorganization, or any transaction or series of transactions in which in excess of 50% of the Company’s voting power is transferred or in which all or substantially all of the assets of the Company are sold;
     (h) increase or decrease the authorized size of the Company’s Board;
     (i) the liquidation, dissolution or winding up of the Company;
     (j) the payment or declaration of any dividend on any Common Share or Preferred Share;
     (k) the extension by the Company of any loan or guarantee for indebtedness to any third party;
     (l) issuance of debt in excess of US$10,000 in a single transaction;
     (m) acquisition of business/assets in excess of US$50,000;
     (n) appointment/replacement of the CEO, CFO and COO of the Company;
     (o) other than in the ordinary course of business, any transaction involving both the Company and a shareholder or any of the Company’s employees, officers, directors or shareholders or any affiliate of a shareholder or any of its officers, directors or shareholders;
     (p) appointment and removal of auditors of the Company or any material change in the accounting and financial policies of the Company;
     (q) any increase in compensation of any employee of the Company with monthly salary of at least RMB20,000 by more than fifty percent 50% in a twelve 12 month period,
     (r) any lending to the Company by principle capital.
     11. Miscellaneous.
     11.1 Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of New York as to matters within the scope thereof and without regard to its principles of conflicts of laws.
     11.2 Dispute Resolution.
     (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be
Shareholders Agreement

submitted to arbitration upon the request of any Party with notice to the other Parties.
     (b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three arbitrators. The complainant and the respondent involved in such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in the State of New York. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC .
     (c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 12.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 12.2 shall prevail.
     (d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of the State of New York and shall not apply any other substantive law.
     (e) Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request.
     (f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.
     (g) Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.
     11.3 Counterparts.
     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.
     11.4 Notices.
     Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by next-day or second -day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying
Shareholders Agreement

and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and by two days having passed after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected on the same day on which it is properly addressed and sent through a transmitting organization with a reasonable confirmation of delivery.
     11.5 Headings and Titles.
     Headings and titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     11.6 Expenses.
     If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.
     11.7 Entire Agreement: Amendments and Waivers.
     This Agreement (including the Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company, (ii) the Founders Holdco and (iii) the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.
     11.8 Severability.
     If a provision of this Agreement is held to be unenforceable under applicable laws, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
     11.9 Further Assurances.
     The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of this Agreement.
     11.10 Rights Cumulative.
     Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.
     11.11 No Waiver.
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     Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.
     11.12 Conflict with Articles of Association.
     In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Company’s Articles or Memorandum of Association or other constitutional documents, the terms of this Agreement shall prevail as between the shareholders of the Company only. The parties shall, notwithstanding the conflict or inconsistency, act so as to effect the intent of this Agreement to the greatest extent possible under the circumstances and shall promptly amend the conflicting constitutional documents to conform to this Agreement to the greatest extent possible.
     12.13 No Presumption.
     The parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.
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Shareholders Agreement

     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

COMPANY:	PROFIT STAR LIMITED
	By:	/s/ Song Tao
		Name:	Song Tao
		Title:	Director
		Address:	No. 398, Wensan Road, Xihu District, Hangzhou, Zhejiang Province, China

[Signature Page to Shareholders Agreement]

     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

INVESTORS:	Sequoia Capital China II, LP
	By:	Sequoia Capital China II, LP
A Cayman Islands exempted limited partnership
Its General Partner

	By:	SC China Holding Limited
A Cayman Islands limited liability company
Its General Partner

	By:	/s/ Jimmy Wong
		Name:	Jimmy Wong
		Title:	Authorized Signatory

[Signature Page to Shareholders Agreement]

     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

FOUNDERS HOLDCO:	XPLANE LTD.
	By:	/s/ Song Tao
		Name:	Song Tao
		Title:	Director
		Address:	No. 398, Wensan Road, Xihu District, Hangzhou, Zhejiang Province, China

[Signature Page to Shareholders Agreement]

     IN WITNESS WHEREOF, the Parties herteto have executed this Amendment as of the date first written above.

DOMESTIC COMPANY:	HANGZHOU SKY NETWORK TECHNOLOGIES CO., LTD. () [Affixed with the company seal of HANGZHOU SKY NETWORK TECHNOLOGIES CO., LTD.]
	By:	/s/ Song Tao
		Name:	Song Tao
		Title:	Legal Representative
		Address:	No. 398, Wensan Road, Xihu District, Hangzhou, Zhejiang Province, China

[Signature Page to Shareholders Agreement]

     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

DOMESTIC COMPANY:	HANGZHOU MIJIA TECHNOLOGIES CO., LTD. () [Affixed with the company seal of HANGZHOU MIJIA TECHNOLOGIES CO., LTD.]
	By:	/s/ Song Tao
		Name:	Song Tao
		Title:	Legal Representative
		Address:	No. 398, Wensan Road, Xihu District, Hangzhou, Zhejiang Province, China
[Signature Page to Shareholders Agreement]

     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

WFOE:	PUSIDA (BEIJING) TECHNOLOGIES CO., LTD. ( () ) [Affixed with the company seal of PUSIDA (BEIJING) TECHNOLOGIES CO., LTD.]
	By:	/s/ Song Tao
		Name:	Song Tao
		Title:	Legal Representative

[Signature Page to Shareholders Agreement]

     IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

FOUNDER:	ZHU QINYI ()
	By:	/s/ ZHU QINYI

FOUNDER:	SONG TAO ()
	By:	/s/ SONG TAO

FOUNDER:	OU LI ()
	By:	/s/ OU LI

FOUNDER:	TANG YAN ()
	By:	/s/ TANG YAN

FOUNDER:	XIA ZHIYI ()
	By:	/s/ XIA ZHIYI

FOUNDER:	JIN ZI ()
	By:	/s/ JIN ZI

FOUNDER:	QU GUOPING ()
	By:	/s/ QU GUOPING

FOUNDER:	WU WENJIE ()
	By:	/s/ WU WENJIE

FOUNDER:	WANG ZHE ()
	By:	/s/ WANG ZHE

FOUNDER:	YAN QING ()
	By:	/s/ YAN QING

FOUNDER:	ZENG RUI ()
	By:	/s/ ZENG RUI

FOUNDER:	SHAO WANYAN ()
	By:	/s/ SHAO WANYAN

[Signature Page to Shareholders Agreement]

Execution Copy
SCHEDULE I
     “Agreement” means this Shareholders Agreement.
     “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.
     “Agreement” has the meaning ascribed to it in the Preamble hereof.
     “Applicable Securities Law” means (i) with respect to any offering of securities in the United States, or any other act or omission within that jurisdiction, the securities law of the United States, including the Exchange Act and the Securities Act, and any applicable securities law of any state of the United States, and (ii) with respect to any offering of securities in any jurisdiction other than the United States, or any related act or omission in that jurisdiction, the applicable securities laws of that jurisdiction.
     “Board” or “Board of Directors” means the board of directors of the Company.
     “CFC” has the meaning ascribed to it in Section 8.5 hereof.
     “Code” has the meaning ascribed to it in Section 8.5 hereof.
     “Commission” means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the offering and sale of securities in that jurisdiction.
     “Common Shares” means the common shares, par value US$0.01, of the Company.
     “Common Share Equivalents” means warrants, options and rights exercisable for Common Shares or securities convertible into or exchangeable for Common Shares, including, without limitation, the Series A Preferred Shares and the Warrant Shares.
     “Company” has the meaning ascribed to it in the Preamble hereof.
     “Company Group” means the Company, the WFOE, the Domestic Companies, any of their Subsidiaries, and each Person (other than a natural person) that is, directly or indirectly, controlled by the WFOE or the Domestic Companies.
     “Compensation Committee” has the meaning ascribed to it in Section 9.2 hereof.
     “Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at meetings of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
     “Domestic Companies” means Hangzhou Sky Network Technologies Co., Ltd.
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(), a company organized and existing under the Laws of the PRC and Hangzhou Mijia Technologies Co., Ltd.
(), a company organized and existing under the Laws of the PRC.
     “Effective Date” has the meaning ascribed to it in the Preamble hereof.
     “ESOP” has the meaning ascribed to it in Section 10.1
     “ESOP Issuance Common Shares” has the meaning ascribed to it in Section 10.1(c).
     “ESOP Issuance Series A Preferred Shares” has the meaning ascribed to it in Section 10.1(c).
     “Equity Securities” means any Common Shares and/or Common Share Equivalents of the Company.
     “Exercising Holder” has the meaning ascribed to it in Section 7.3 hereof.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
     “First Year Period” has the meaning ascribed to it in Section 10.1(c).
     “Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.
     “Form S-3” means Form S-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.
     “Founders” shall mean shall mean Zhu Qinyi (), a citizen of PRC, Song Tao (), citizen of PRC, Ou Li (), a citizen of PRC, Tang Yan (), a citizen of PRC, Xia Zhiyi (), a citizen of PRC, Jin Zi (), a citizen of PRC, Qu Guoping (), a citizen of PRC, Wu Wenjie (), a citizen of PRC, Wang Zhe (), a citizen of PRC, Yan Qing (), a citizen of PRC, Zeng Rui
(), a citizen of PRC, and Shao Wanyan (), a citizen of PRC..
     “Founders Holdco” means Xplane Limited, a British Virgin Islands company.
     “HKIAC” has the meaning ascribed to it in Section 12.2 hereof.
     “Holders” means the holders of Registrable Securities who are parties to this Agreement from time to time, and their permitted transferees that become parties to this Agreement from time to time.
     “Initiating Holders” means, with respect to a request duly made under Section 2.1 or Section 2.2 to Register any Registrable Securities, the Holders initiating such request.
     “Investor” has the meaning ascribed to it in the Preamble hereof.
     “IPO” means the first firmly underwritten registered public offering by the Company of its Common Shares pursuant to a Registration Statement that is filed with and declared
Shareholders Agreement

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effective by either the Commission under the Securities Act or another Governmental Authority (as defined in the Share Purchase Agreement) for a Registration in a jurisdiction other than the United States.
     “Issuance Notice” has the meaning ascribed to it in Section 7.2.
     “Liquidation Event” means (i) any liquidation, winding-up, or dissolution of the Company, (ii) any consolidation, amalgamation or merger of the Company with or into any Person, or any other corporate reorganization, including a sale or acquisition of Equity Securities of the Company, in which the members of the Company immediately before such transaction own less than fifty percent (50%) of the Company’s voting power immediately after such transaction (excluding any transaction effected solely for tax purposes or to change the Company’s domicile); (iii) a sale of all or substantially all of the assets of the Company; or (iv) the exclusive licensing of all or substantially all of the Company’s intellectual property to a third party.
     “Management Director” has the meaning ascribed to it in Section 9.1(a).
     “Memorandum and Articles” means the Company’s Memorandum and Articles of Association, as amended and restated from time to time.
     “New Securities” means, subject to the terms of Section 7 hereof, any newly issued Equity Securities of the Company, except for (i) up to 100,000 Common Shares issued to the selected Senior Managers and other employees of the Company pursuant to the ESOP or any Common Shares Equivalent issued to the employees, consultants, officers or directors of the Company Group pursuant to other share option, share purchase or share bonus plan, agreement or arrangement to be approved by the Compensation Committee from time to time; (ii) securities issued upon conversion of the Series A Preferred Shares or exercise of any outstanding warrants or options; (iii) securities issued in connection with a bona fide acquisition of another business; (iv) securities issued in a Qualified IPO; (v) securities issued in connection with any share split, share dividend, combination, recapitalization or similar transaction of the Company; (vi) securities issued pursuant to the Share Purchase Agreement, as such agreement may be amended or modified from time to time; (vii) Common Shares issued or issuable pursuant to equipment lease financings or bank credit arrangements approved by the Board; or (viii) any other issuance of Equity Securities whereby the Investor gives a written waiver of their rights under Section 7 hereof at the Investor’s sole discretion.
     “Non-Exercising Holder” has the meaning ascribed to it in Section 7.3 hereof.
     “Observer” has the meaning ascribed to it in Section 9.2 hereof.
     “Party” has the meaning ascribed to it in the Preamble hereof.
     “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.
     “PFIC” has the meaning ascribed to it in Section 8.5 hereof.
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     “PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.
     “QEF Election” has the meaning ascribed to it in Section 8.5 hereof.
     “Qualified IPO ” means the IPO approved by the Board of Directors (including the approval of the Series A Director) with gross proceeds to the Company of at least US$50,000,000 (prior to any underwriters’ commissions and expenses) (or any cash proceeds of other currency of equivalent value) that reflects a market valuation of the Company of not less than US$200,000,000.
     “Registrable Securities” means (i) the Common Shares issuable or issued upon conversion of the Series A Preferred Shares, (ii) any Common Shares owned or hereafter acquired by the Investor and (iii) any Common Shares of the Company issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (i) and (ii) herein, excluding in all cases, however, any of the foregoing sold by a Person in a transaction other than an assignment pursuant to Section 11. For purposes of this Agreement, (i) Registrable Securities shall cease to be Registrable Securities when a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission whether or not such Registrable Securities have been disposed of pursuant to such effective Registration Statement and (ii) the Registrable Securities of a Holder shall not be deemed to be Registrable Securities at any time when the entire amount of such Registrable Securities proposed to be sold by such Holder in a single sale are or, in the opinion of counsel satisfactory to the Company and such Holder, each in their reasonable judgment, may be, so distributed to the public pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act in any three (3) month period or any such Registrable Securities have been sold in a sale made pursuant to Rule 144 of the Securities Act.
     “Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing.
     “Registration Statement” means a registration statement prepared on Form F-1, F-2, F-3, S-1, S-2 or S-3 under the Securities Act (including, without limitation, Rule 415 under the Securities Act), or on any comparable form in connection with registration in a jurisdiction other than the United States.
     “Remaining Securities” has the meaning ascribed to it in Section 7.3 hereof.
     “Securities Act” means the United States Securities Act of 1933, as amended.
     “Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.
     “Senior Managers” means, with respect to the Company and each member of the Company Group, the chief executive officer, the chief financial officer, the chief technology officer, the president, the general manager or any other manager with the title of “vice-president” or higher, of such entity.
     “Series A Director” has the meaning ascribed to it in Section 9.1(a) hereof.

     “Series A Holder” has the meaning ascribed to it in Section 7.1 hereof.
     “Series A Preferred Shares” means any and all of the Company’s Series A Preferred Shares, par value US$0.01 per share, with the rights and privileges as set forth in the Memorandum and Articles.
     “Share Purchase Agreement” has the meaning ascribed to it in the Recitals hereof.
     “Sky” means Hangzhou Sky Network Technologies Co., Ltd. (), a company organized and existing under the Laws of the PRC.
     “Subsidiary” means, with respect to any specified Person, any Person of which the specified Person, directly or indirectly, owns more than fifty percent (50%) of the issued and outstanding authorized capital, share capital, voting interests or registered capital.
     “Violation” has the meaning ascribed to it in Section 5.1 hereof.
     “WFOE” means Pusida (Beijing) Technologies Co., Ltd ( () ), a wholly foreign-owned enterprise established and existing under the laws of the PRC.
     “US GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

Execution Copy
EXHIBIT A
[Must be signed by an authorized representative of the Company]
PFIC ANNUAL INFORMATION STATEMENT
     PFIC Annual Information Statement pursuant to U.S. Treasury Regulation § 1.1295-1(g).
     _________________________ (the “Company”) hereby represents that:
     1. This PFIC Annual Information Statement applies to the Company’s taxable year beginning on ________ and ending on ________.
     2. The pro rata shares of the Company’s ordinary earnings and net capital gain attributable to the U.S. Shareholder (directly or indirectly through any other entity that holds the investment in the Company) for the taxable year specified in paragraph (1) are:
          Ordinary Earnings: $_____________
          Net Capital Gain: $______________
     3. The amount of cash and the fair market value of other property distributed or deemed distributed by the Company to the U.S. Shareholder during the taxable year specified in paragraph (1) are as follows:
          Cash: $______________________________________
          Fair Market Value of Property: $___________________
     4. The Company will permit the U.S. Shareholder to inspect the Company’s permanent books of account, records, and such other documents as may be maintained by the Company that are necessary to establish that the Company’s ordinary earnings and net capital gain are computed in accordance with U.S. Federal income tax principles, and to verify these amounts and the U.S. Shareholders direct or indirect pro rata shares thereof; provided, that (i) a Company representative shall, at the Company’s option, accompany the Investor on any such inspection, and (ii) the Company shall not be required to permit such inspection if such inspection would violate applicable laws, regulations or policies of the PRC.

By:
Title:
Date: